Exhibit 99.1
WORLD WIDE PERSONNEL SERVICES OF MAINE, INC. AND
UNITED PERSONNEL SERVICES INC.
AUDIT OF COMBINED FINANCIAL STATEMENTS
AND SUPPLEMENTARY INFORMATION
FOR THE YEARS ENDED
DECEMBER 31, 2005 and 2004

AUSTIN ASSOCIATES, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

World Wide Personnel Services of Maine, Inc. and
United Personnel Services, Inc.

Audit of Combined Financial Statements
And Supplementary Information
For The Years Ended December 31, 2005 and 2004

Contents

Exhibit

Independent Auditors' Report

Combined Financial Statements

Combined Balance Sheets	A

Combined Statements of Income and Retained Earnings	B

Combined Statements of Cash Flows	C

Notes to the Combined Financial Statements

Supplementary Information

Combined Schedules of General and Administrative Expenses	D

AUSTIN ASSOCIATES, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

Austin Associated, p.a.
the Trusted Advisors

INDEPENDENT AUDITORS' REPORT

May 30, 2006

To the Stockholders
World Wide Personnel Services of Maine, Inc.
United Personnel Services, Inc.
Auburn, Maine 04210

We have audited the combined balance sheets of World Wide Personnel Services of Maine, Inc. (a corporation) and United Personnel Services, Inc. (a corporation) for the years ended December 31, 2005 and 2004, and the related combined statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of World Wide Personnel Services of Maine, Inc. and United Personnel Services, Inc. as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was made for the purpose of forming an opinion on the combined basic financial statements taken as a whole. The supplementary information included in Exhibit D is presented for the purpose of additional analysis and is not a required part of the combined basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly presented in all material respects in relation to the combined basic financial statements taken as a whole.

Auburn, Maine
May 30, 2006

Two Great Falls Plaza, PO Box 3400. Auburn, Maine 04212-3400
Telephone: 207-783-9111. Fax: 207-783-9130. 800-605-9263 Maine Only
E-mail: cpa@austinpa.com . Website: www.austinpa.com

Exhibit A

World Wide Personnel Services of Maine. Inc. and
United Personnel Services. Inc.
Combined Balance Sheets
December 31, 2005 and 2004

Assets

	2005	2004

Current Assets:

Cash	$132,066	$90,777
Accounts receivable	135,263	8,321
Total current assets	267,329	99,098

Equipment	34,636	34,636

Less--Accumu1ated depreciation	34,636	34,636
	-	-

Other Assets--Deferred income tax assets	33,256	41,555

Total assets	$300,585	$140,653

Liabilities and Stockholders' Equity

Current Liabilities:

Accounts payable	$-	$5,499

Accrued income taxes	2,529	3,902

Accrued payroll liabilities and employee benefits	271,830	165,306

Total current liabilities	274,359	174,707

Stockholders' Equity:

Common stock--No par value, authorized 2,400 shares, 300 shares issued and outstanding	1,000	1,000

Common stock--No par value, authorized 1,200 shares, 300 shares issued and outstanding	300	300
Additional paid-in capital	439	439
Retained earnings	24,487	(35,793)

Total stockholders' equity	26,226	(34,054)
Total liabilities and stockholders' equity	$300,585	$140,653

See independent auditors' report.
The accompanying notes are an integral part of this statement.
AUSTIN ASSOCIATES, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

Exhibit B

World Wide Personnel Services of Maine. Inc. and
United Personnel Services. Inc.
Combined Statements of Income and Retained Earnings
December 31, 2005 and 2004

	2005	2004

Leased Employee Revenue	$3,223,154	$2,850,039

Direct Expenses:

Leased employee benefits	1,350,173	1,119,673
Leased employee payroll taxes	1,373,348	920,475

	2,723,521	2,040,148

Gross Profit	499,633	809,891

General and Administrative Expenses	432,427	408,243

Income from Operations before Income Tax Provision (Benefit)	67,206	401,648

Income Tax (Provision)Benefit	(6,926)	37,653

Net Income	60,280	439,301

Accumulated Deficit. beginning of year	(35,793)	(475,094)

Retained Earnings (Accumulated Deficit), end of year	$24,487	$(35,793)

See independent auditors' report.
The accompanying notes are an integral part of this statement
AUSTIN ASSOCIATES, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

Exhibit C

World Wide Personnel Services of Maine. Inc. and
United Personnel Services, Inc.
Combined Statements of Cash Flows
December 31, 2005 and 2004

Cash Flows from Operating Activities:
	2005	2004

Net Income	$60,280	$439,301

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	-	12

Deferred income tax assets	8,299	(41,555)

Increase in assets:

Accounts receivable	(126,941)	(6,654)

Increase (Decrease) in liabilities:

Accounts payable and accrued liabilities	101,024	(381,913)

Accrued income taxes	(1,373)	3,902

	(18,991)	(426,208)

Net cash provided by operating activities	41,289	13,093

Net Increase in Cash and Cash Equivalents	41,289	13,093

Cash and Cash Equivalents. at beginning of year	90,777	77,684

Cash and Cash Equivalents. at end of year	$132,066	$90,777

See independent auditors' report.
The accompanying notes are an integral part of this statement

AUSTIN ASSOCIATES, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

World Wide Personnel Services of Maine. Inc. and
United Personnel Services. Inc.
Notes to the Combined Financial Statements

December 31:. 2005 and 2004

NOTE 1:	Significant Accounting Policies

Companies activities:

The Companies are professional employment organizations (PEO's) that provide a comprehensive personnel management system that encompasses a broad range of services, including benefits and payroll administration, health and workers' compensation insurance programs, personnel records management, employer liability management, employee recruiting and selection, employee performance management and employee training and development services to small and medium sized business within the State of Maine.

Worldwide Personnel Services of Maine, Inc. and United Personnel Services, Inc. are related corporations through common ownership and management. The Companies share the same offices and administrative personnel. Worldwide Personnel Services of Maine, Inc. pays and expenses the rent and administrative costs of both Companies.

In a PEO relationship, the client transfers certain employment-related risks and liabilities to the company and retains other risks and liabilities. In this context, the client and the Company are each viewed as and become a "co-employer" of the client's worksite employees. As a co-employer, employment-related liabilities are contractually allocated between the Company and the client under a written professional services agreement. Under the professional services agreement, the Company assumes responsibility for and manages the risks associated with each client's worksite employee payroll obligations, including the liability for payment of salaries and wages (including payroll taxes) to each worksite employee and, at the client's options, responsibility for planning, providing and administering group health, welfare and retirement benefits to such individuals. These obligations of the Company are fixed, whether or not the client makes timely payment of the associated service fee. In this regard, it is important to understand that, unlike payroll processing service providers, the Company issues to each of the client's worksite employees, Company payroll checks drawn on the Company's bank accounts. The Company also reports and remits all required employment information and taxes to the Internal Revenue Service ("IRS") and issues a Federal Form W-2 to each worksite employee under the appropriate Company Federal Employer Identification Number ("FEIN"). The Company assumes the responsibility for compliance with those employment-related governmental regulations that can be effectively managed away from the client's worksite. In many cases, the Company provides the employee workers' compensation insurance coverage under the Company's insurance policy. The client may elect, or the workers' compensation carrier may require, retaining its own policy for the management of this risk. In all cases, the Company remains heavily involved with safety and risk management to assist the client in controlling risk and potentially reducing the cost of such coverage. The client contractually retains the general day-to-day responsibility to direct, control, hire, terminate and manage each of the client's worksite employees. The worksite employee services are performed for the exclusive benefit of the client's business. The client also remains responsible for compliance with those employment-related governmental regulations ~hat are more closely related to the day-to-day management of work site employees.

 AUSTIN ASSOCIATES, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

World Wide Personnel Services of Maine, Inc. and
United Personnel Services, Inc.
Notes to the Combined Financial Statements
December 31.12005 and 2004

NOTE 1:	Significant Accounting Policies (Continued)

Combination policy:
The accompanying combined financial statements include the accounts of Worldwide Personnel Services of Maine, Inc. and United Personnel Services, Inc. Intercompany accounts and transactions have been eliminated from the combined financial statements.

Cash:

For purposes of the statements of cash flows, the Companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

The Companies both maintain savings and checking accounts at United Kingfield Bank which are insured by the FDIC up to $100,000. Worldwide Personnel Services of Maine, Inc. had cash balances at this Bank in excess of insured limits in the amount of $59,044 and -$-0 for the years ended December 31, 2005 and 2004, respectively. United Personnel Services, Inc. did not have cash balances in excess of the federally insured limits for either 2005 or 2004.

Trade accounts receivable:

The Companies' trade receivables represent outstanding billings to clients. Trade accounts receivable are stated at the amount management expects to collect from balances outstanding at year-end. The Companies have not established an allowance for doubtful accounts, based on management's assessment of the credit history with customers having outstanding balances and current relationships with them.

The Companies generally require that clients pay invoices for service fees no later than one day prior to the applicable payroll date. As such, the Companies generally do not require collateral.

Revenue recognition:

The Companies account for their revenues in accordance with Emerging Issues Task Force ("EITF") 99-19, "Reporting Revenues Gross as a Principal Versus Net as an Agent". The Companies' revenues are derived from their billings, which are based on the payroll cost of worksite employees, and fees charged on the processing and administering of payroll.

The Companies invoice the billings concurrently with each periodic payroll of their worksite employees.

Revenues, which exclude the payroll cost component of billings, are recognized each payroll period as worksite employees perform their service at the client's worksite.

AUSTIN ASSOCIATES, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

World Wide Personnel Services of Maine. Inc. and
United Personnel Services, Inc.
Notes to the Combined Financial Statements
December 31,2005 and 2004

NOTE 1:	Significant Accounting Policies (Continued)

Revenue recognition: (Continued)

The Companies' revenues are primarily dependent on the number of clients enrolled and the resulting number of worksite employees paid each period. Revenues are also affected by the payroll cost of work site employees, which can fluctuate based on the composition of the worksite employee base, inflationary effects on wage levels and differences in the local economies of the Companies' markets.

The primary direct costs associated with the Companies' revenues are employment related taxes ("payroll taxes") and Workers' Compensation costs.

Payroll taxes consist of the employer's portion of Social Security and Medicare taxes under FICA, federal and state unemployment taxes and Workers' Compensation premiums. Payroll taxes are generally paid as a percentage of payroll cost. The federal tax rates are defined by federal regulations. State unemployment tax rates are subject to claim histories and vary from state-to state.

The following is a reconciliation of billings to revenue for the years ended December 31, 2005 and 2004:

	2005	2004

Total Billings	$16,906,820	$14,402,649
Payroll Cost Component	(13,683,666)	(11,552,610)
Net Leased Employee Revenue	$3,223,154	$2,850,039

Use of estimates:

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

Advertising:

The Companies expense advertising as incurred. Advertising expense for continuing operations was $86 and $1,428 in 2005 and 2004, respectively.

Equipment:

Equipment is carried at cost. Depreciation of equipment is provided using the straight-line method for financial reporting purposes and the modified accelerated cost recovery system for income tax purposes. Equipment consists of five-year property which is fully depreciated.

AUSTIN ASSOCIATES, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

World Wide Personnel Services of Maine. Inc. and
United Personnel Services, Inc.
Notes to the Combined Financial Statements
December 31, 2005 and 2004

NOTE 1:	Significant Accounting Policies (Continued)

Income taxes:

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to net operating loss carryforward differences between the financial and tax net income. The deferred taxes represent the future tax return benefits of those differences, which will not be taxable when the income is earned. Deferred tax assets represent future tax benefits from tax credits that will offset future tax liability.

NOTE 2:	Pension Plan

World Wide Personnel Services of Maine, mc. sponsors a 401(k) retirement plan. Employees twenty-one years of age and with one year of service are entitled to participate. Employees contribute to the plan and there is no Company match. m 2005, the Company provided a safe harbor contribution to the 401(k) plan. The contribution is 100% on the first 3% of employee deferral and 50% of the next 2% of deferral. Total expense for the years ended December 31,2005 and 2004 was $5,613 and $-0-, respectively.

United Personnel Services, Inc. does not sponsor a pension plan.

NOTE 3:	Operating Leases

The Companies share leased space for their offices. Theses leases are were signed and paid by Worldwide Personnel Services of Maine, mc. The Companies leased space from Deedra and Bert Langelier for the period ended June 30, 2004 with monthly lease payments of$1,300. The Companies leased space from Andy Valley Knights of Columbus Home, mc. under a 60-month lease which originated in June 2004 and expires in May 2009. Terms of the lease consist of monthly lease payments of $1 ,200 for the first year and $1,400 per month beginning on the thirteenth month. Total lease expense for the years ended December 31,2005 and 2004 was $15,800 and $15,000, respectively.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2005 are:

Years Ending December 31,	Amount

2006	$16,800
2007	16,800
2008	16,800
2009	7,000

Total minimum future rental payments	$57,400

AUSTIN ASSOCIATES, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

World Wide Personnel Services of Maine, Inc. and
United Personnel Services, Inc.
Notes to the Combined Financial Statements
December 31:. 2005 and 2004

NOTE 4:	Income taxes

Accrued income tax liabilities in the accompanying balance sheets for December 31, 2005 and 2004 are related to the activities of United Personnel Services, Inc. United Personnel Services, Inc. had accrued income tax liability in the amount of $3,902 for the year ended December 31, 2004. United Personnel Services, Inc. has a $1,373 refund due to a NOL of $7,423 in 2005. The net income tax liability is $2,529 for the year ended December 31, 2005.

Deferred tax assets in the accompanying balance sheets for December 31, 2005 and 2004 are related to the activities of Worldwide Personnel Services of Maine, Inc. and include the following components:

	2005			2004
	Federal	State	Total	Federal	State	Total

Deferred tax assets	$27,833	$9,118	$36,951	$34,778	$11,394	$46,172
Valuation allowance	(2,784)	(911)	(3,695)	(3,478)	(1,139)	(4,617)
	$25,049	$8,207	$33,256	$31,300	$10,255	$41,555

Combined income tax benefit (provision) consists of the following:

	2005					2004
	Federal		State	Total		Federal	State	Total

Current income taxes		$-	$-		$-	$(3,160)	$(742)	$	(3,902)
Tax benefit from NOL		1,113	260		1,373	-	-		-
Deferred income taxes		(6,139)	(2,160)		(8,299)	31,300	10,255		41,555
Total	$	(5,026)	$(1,900)	$	(6,926)	$28,140	$9,513		$37,653

Worldwide Personnel Services of Maine, Inc. has available, as of December 31, 2005, net operating loss carryforwards of $132,536 expiring as follows:

Years Ending December 31,	Amount

2023	$132,536

AUSTIN ASSOCIATES, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

World Wide Personnel Services of Maine. Inc. and
United Personnel Services, Inc.
Notes to the Combined Financial Statements
December 31, 2005 and 2004

NOTE 5:	Retained Earnings

Retained earnings, before eliminations, at December 31, 2005 and 2004 is summarized as follows:

	2005	2004

Worldwide Personnel Services of Maine, Inc,	$13,230	$(53,100)
United Personnel Services, Inc.	12,476	17,307
Total owner's equity, before eliminations	$25,706	$(35,793)

NOTE 6:	Related Party Activities

Worldwide Personnel Services of Maine, Inc. pays the lease expense for the shared office space and pays the administrative personnel costs, including benefits, of both Worldwide Personnel Services of Maine, Inc. and United Personnel Services, Inc.

NOTE 7:	Subsequent Events

The Company's stock has been acquired by an unrelated third party on March 8, 2006. The results of this transaction are that current management will continue to operate business affairs.

AUSTIN ASSOCIATES, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

SUPPLEMENTARY INFORMATION

AUSTIN ASSOCIATES, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

Exhibit D

World Wide Personnel Services of Maine. Inc. and
United Personnel Services, Inc.
Combined Statements of General and Administrative Expenses
December 31, 2005 and 2004

	2005	2004

Advertising	$86	$1,428

Bank charges	3,110	169

Cleaning expense	1,665	2,203

Conferences and seminars	10,801	11,484

Consulting	6,500	7,611

Depreciation	-	12

Dues and publications	487	728

Insurance	45,141	53,712

Pension expense	5,613	-

Office supplies	19,782	27,776

Professional fees	8,394	4,146

Postage	20,338	11,044

Rent	15,800	15,000

Repairs and maintenance	8,181	2,297

Supplies	-	10,188

Telephone	8,934	8,539

Travel	1,313	622

Taxes--Payroll	22,803	20,141

Taxes—Other	-	220

Utilities	-	583

Wages	253,479	230,340

	$432,427	$408,243

See independent auditors' report.
AUSTIN ASSOCIATES, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

The Resourcing Solutions Group, Inc and Subsidiaries
Pro Forma Combined Balance Sheets
December 31, 2005

	The Resourcing Solutions Group, Inc.	Worldwide Personal of Maine/United Personnel Services
	Audited	Audited	Adjustments		Combined
Current assets:
Cash and cash equivalents	$255,356	$132,066			$387,422
Accounts receivable - trade	15,384	135,263			150,647
Account receivable - Unbilled	169,749	-0-			169,749
Prepaid Expenses	31,873	-0-			31,873
Workers compensation insurance deposits	26,240	-0-			26,240
Restricted Cash	179,855	-0-			179,855
Total current assets	678,457	267,329			945,786
Property and equipment, net	125,380	0	10,000	(b)	135,380
Other assets:
Other receivables	65,126	-0-			65,126
Goodwill	199,383	-0-	47,680	(a)	367,054
			218,374	(b)
Security deposits	3,176	-0-			3,176
Deferred income tax assets	-0-	33,256	-33,256	(c)	-0-
Total other assets	267,685	33,256	232,798		435,356
Total assets	$1,071,522	$300,585	$242,798		$1,516,522

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$151,133	-0-			$151,133
Payroll and payroll related liabilities	157,371	271,830			429,201
Accrued work site employee payroll expenses	163,626	-0-			163,626
Accrued expenses	51,755	2,529			54,284
Short term payables	1,147,180	-0-			1,147,180
Total current liabilities	1,671,065	274,359			1,945,424
Long term liabilities:
Notes payable – Non Current portion	218,926	0			218,926

Total long-term liabilities	218,926	0	0		218,926
Total liabilities	1,889,991	274,359	0		2,164,350
Stockholders’ equity (deficit)
Preferred stock -.001 par value
200,000,000 shares authorized
0 shares issued	-0-	-0-	-0-		-0-
Preferred stock – 2006 class “C”– 001 par value
1,000,000 shares authorized
500,000 shares issued	-0-	-0-	100	(a)
Common stock - .001 par value,
2,000,000,000 shares authorized,
2,000 issued	2	1300	-300	(a)	2
			-1000	(b)
Additional Paid in Capital	0	439	99900	(a)	499,500
			399,600	(b)
			-439	(b)
Accumulated deficit	(818,471)	24,487	-52,020	(a)	-1,147,830
			-170,187	(b)
			-33,256	(c)
Total shareholders' equity (deficit)	-818,469	26,226	242,798		-647,828
Total liabilities and shareholders' equity	$1,071,522	$300,585	$242,798		$1,516,522

See accompanying notes to financial statements

The Resourcing Solutions Group, Inc and Subsidiaries
 Pro Forma Combined Statements of Operations
December 31, 2005

	The Resourcing Solutions Group, Inc.	Worldwide Personal of Maine/United Personnel Services of Maine
	Audited	Audited	Adjustments	Combined

Revenue	$2,240,843	$3,223,154		$5,463,997
Cost of Sales	1,689,341	2,723,521		$4,412,862
Gross Profit	551,502	499,633		$1,051,135

Operating costs and expenses:

General and Administrative	1,314,928	432,427		$1,747,355
Sales and Marketing	39,754	-		39,754
Depreciation and amortization	96,162	-		96,162
Total operating expenses	1,450,844	432,427		1,883,271

Other Expenses:
Interest Expense	(16,422)	-0-		(16,422)

Total other expenses	(16,422)	-0-		(16,422)

Discontinued operations:

Loss on sale of contract to Allegro, Inc.	(16,271)	-0-		(16,271)
Total Loss on discontinued operations	(16,271)	-0-		(16,271)

Income Tax Provision (Benefit)	0	-6,926		-6,926

Net (Loss) Gain	$(932,035.00)	$60,280.00		(970,138.00)

See accompanying notes to financial statements

The Resourcing Solutions Group, Inc. and Subsidiaries
 Pro Forma Combined Statements of Operations
March 31, 2006

	The Resourcing Solutions Group, Inc. (Including United Personnel of Maine	Worldwide Personal of Maine, Inc.
	Unaudited	Unaudited	Adjustments	Combined

Revenue	$424,118	$1,102,426		$1,526,544
Cost of Sales	315,222	993,298		1,308,520
Gross Profit	108,896	109,128		218,024

Operating costs and expenses:

General and Administrative	343,508	94,361		437,869
Sales and Marketing	7,285	0		7,285
Depreciation and amortization	25,669	0		25,669
Total operating expenses	376,462	94,361		459,316

Other Expenses:

Interest Expense	(4,516)	-0-		(4,516)
Total other expenses	(4,516)	0		(4,516)

Net (Loss) Gain	$(272,082)	$14,767		$(245,808)

See accompanying notes to financial statements

The Resourcing Solutions Group, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Combined Financial Statements

(a)
Represents the purchase accounting related to the acquisition of 100% of the stock of United Personnel Services, Inc. on March 7, 2006 with an effective date of January 1, 2006 for $100,000. As consideration the Company issued 100,000 shares of the Company’s series “C” convertible preferred stock valued at $100,000 of Common Stock. Consistent with purchase accounting guideline, the stockholder’s equity section of United Personnel Services was eliminated. The company acquired $32,066 in assets and $19,290 in liabilities, the excess of the purchase price over the carrying values of the net assets acquired were allocated to goodwill in the amount of $87,224, $39,544 of goodwill was written off on an estimated attrition rate of existing clients of 3% per year over the next five years.

(b)
Represents the purchase accounting related to the acquisition of 100% of the stock of World Wide Personnel Services of Maine on March 23, 2006 with an effective date of April 1, 2006 for $400,000. As consideration the Company issued 400,000 shares of the Company’s series “C” convertible preferred stock valued at $400,000 of Common Stock. Consistent with purchase accounting guideline, the stockholder’s equity section of World Wide Personnel Services of Maine was eliminated. The company acquired $268,519 in assets and $255,069 in liabilities, the excess of the purchase price over the carrying values of the net assets acquired (Fixed assets included office and computer equipment and were valued at $10,000) were allocated to goodwill in the amount of $376,550, $158,176 of goodwill was written off upon aqusition based on an estimated attrition rate of existing clients of 3% per year over the next five years.

(c)	Deferred income taxes in the amount of $33,256 attributed to World Wide Personnel Services of Maine, Inc. was written off to retained earnings as part of the acquisition entry.